Exhibit 3.2.2

AMENDED CERTIFICATE OF DESIGNATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

ORDERPRO LOGISTICS, INC.

a Nevada corporation

The undersigned, being the duly elected and acting Chief Executive Officer of OrderPro Logistics, Inc., a Nevada corporation (the "Corporation"), hereby certifies that pursuant to the authority contained in Article IV of the Corporation's Articles of Incorporation, as amended, and in accordance with the provisions of Nevada Corporation Law, the Corporation's Board of Directors has adopted the following resolutions creating a series of its Preferred Stock designated as Series A Convertible Preferred Stock:

WHEREAS, the Corporation's Articles of Incorporation provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of any of them.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

(a)  Designation. The series of Preferred Stock is hereby designated Series A Convertible Preferred Stock (the "Series A Preferred Stock").

(b)  Authorized Shares. The number of authorized shares constituting the Series A Preferred Stock shall be 11,000 shares of such series.

(c)  Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holder of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(d)  Liquidation Preference.

(i)  Preference upon Liquidation, Dissolution or Winding Up. In the event of any dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each outstanding share of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, an amount equal to $100 (the "Series A Purchase Price") per share of Series A Preferred Stock held (as adjusted for any stock splits, stock dividends or recapitalizations of the Series A Preferred Stock) and any declared but unpaid dividends on such share, before any payment shall be made to the holders of the Common Stock, or any other stock of the Corporation ranking junior to the Series A Preferred Stock with regard to any distribution of assets upon liquidation, dissolution or winding up of the Corporation. The holders of the Series A Preferred Stock shall be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. If, upon any liquidation, dissolution or winding up of the Corporation, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to shareholders shall be distributed to the holders of Series A Preferred Stock. Each holder of the Series A Preferred Stock shall be entitled to receive that portion of the assets available for distribution as the number of outstanding shares of Series A Preferred Stock held by such holder bears to the total number of shares of Series A Preferred Stock. Such payment shall constitute payment in full to the holders of the Series A Preferred Stock upon the liquidation, dissolution or winding up of the Corporation. After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of the holders of Series A Preferred Stock, so as to be available for such payment, such holders of Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation.

(ii)  Consolidation, Merger and Other Corporate Events. A consolidation or merger of the Corporation (except into or with a subsidiary corporation) or a sale, lease, mortgage, pledge, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation or any reclassification of the stock of the Corporation (other than a change in par value or from no par to par, or from par to no par or as the result of an event described in subsections (iv) through (vii) of paragraph (g)), shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (d). In no event shall the issuance of new classes of stock, whether senior, junior or on a parity with the Series A Preferred Stock, be deemed a "reclassification" under or otherwise limited by the terms hereof.

(iii)  Distribution of Cash and Other Assets. In the event of a liquidation, dissolution or winding up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to a distribution of cash and/or assets equal to the value of the liquidation preference stated in subsection (i) of this paragraph (d), which valuation shall be made solely by the Board of Directors, and provided that such Board of Directors was acting in good faith, shall be conclusive.

(iv)  Distribution to Junior Security Holders. After the payment or distribution to the holders of the Series A Preferred Stock of the full preferential amounts aforesaid, the holders of the Common Stock then outstanding, or any other stock of the Corporation ranking as to assets upon liquidation, dissolution or winding up of the Corporation junior to the Series A Preferred Stock, shall be entitled to receive ratably all of the remaining assets of the Corporation.

(v)  Preference; Priority. References to a stock that is "senior" to, on a "parity" with or "junior" to other stock as to liquidation shall refer, respectively, to rights of priority of one series or class of stock over another in the distribution of assets on any liquidation, dissolution or winding up of the Corporation. The Series A Preferred Stock shall be senior to the Common Stock of the Corporation and senior to any subsequent series of Preferred Stock issued by the Corporation.

(e)  Redemption. The Corporation, at its option, may, on or before February__, 2004, redeem at any time all, but not less than all, of the Series A Preferred Stock on any date set by the Board of Directors, at a cash redemption price equal to $120 per share plus, in each case, all dividends on the Series A Preferred Stock declared and unpaid on such share to the date fixed for redemption. Such sum is hereinafter referred to as the "Redemption Price".

The Corporation, at its option, may, on or before February__, 2005, redeem at any time all, but not less than all, of the Series A Preferred Stock on any date set by the Board of Directors, at a cash redemption price equal to $130 per share plus, in each case, all dividends on the Series A Preferred Stock declared and unpaid on such share to the date fixed for redemption. Such sum is hereinafter referred to as the "Redemption Price".

Not more than 30 nor less than 10 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series A Preferred Stock to be redeemed, addressed to such shareholders at their last addresses as shown on the stock books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption; the Redemption Price; the place or places of payment; that the right of holders of Series A Preferred Stock called for redemption to exercise their conversion right pursuant to paragraph (e) shall expire as to such shares on the date of notice of redemption (provided that there is no default in payment of the Redemption Price); that payment of the Redemption Price will be made upon presentation and surrender of certificates representing the shares of Series A Preferred Stock; and that declared but unpaid dividends to the date fixed for redemption will be paid on the date fixed for redemption.

Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not a holder of the Series A Preferred Stock receives such notice; and failure so to give such notice, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption (other than shares which have been duly surrendered for conversion at or before the close of business on the date fixed for redemption) shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accumulate on and after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be shareholders, and all rights whatsoever with respect to such shares (except the right of the holders thereof to receive the Redemption Price without interest upon surrender of their certificates) shall terminate.

(f)  Voting Rights. Except as otherwise required by law, the holder of shares of Series A Preferred Stock shall not have the right to vote on matters that come before the shareholders.

(g)  Conversion Rights. The holders of Series A Preferred Stock will have the following conversion rights:

(i)  Right to Convert. Subject to and in compliance with the provisions of this paragraph (g), any issued and outstanding shares of Series A Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and nonassessable shares of Common Stock at the conversion rate in effect at the time of conversion, determined as provided herein; provided, that a holder of Series A Preferred Stock may at any given time convert only up to that number of shares of Series A Preferred Stock so that, upon conversion, the aggregate beneficial ownership of the Corporation's Common Stock (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of such holder and all persons affiliated with such holder is not more than 9.99% of the Corporation's Common Stock then outstanding.

(ii)  Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iii)  Conversion Price. The number of shares into which one share of Series A Preferred Stock shall be convertible shall be determined by dividing $100 (the "Series A Purchase Price") by the then existing Conversion Price (as set forth below), which shall be subject to adjustment from time to time in certain instances, as provided below in this paragraph (g)(iii) (the "Conversion Ratio"). The "Conversion Price" per share for the Series A Preferred Stock shall be equal to 88% of the Market Price (as defined below and subject to adjustment as described below), rounded to the nearest penny; provided, however, that in no event shall the Conversion Price be less than the lower of $0.05 per share (the "Floor Price") or eighty eight percent (88%) of the average of the lowest three (3) day trading prices during any consecutive thirty (30) trading day period after the purchase of the Series A Preferred Stock and prior to the filing of a registration statement for the Series A Preferred Shares with the Securities and Exchange Commission (the "Soft Floor Price") or exceed $0.21 per share (the "Ceiling Price"). The Floor Price, the Soft Floor Price and Ceiling Price shall be further adjusted upon the occurrence of any event in paragraph (g)(iv)-(vii), (ix) or (x).

For purposes of determining the Conversion Price, the "Market Price"  shall be the average of the lowest three inter-day trading prices of the Corporation's Common Stock (which need not occur on consecutive trading days) during the 20 trading days immediately preceding the conversion date (which may include trading days prior to the original issue date), provided, that such 20 trading day period shall be extended by the number of trading days during such period on which (i) trading in the Corporation's Common Stock is suspended by, or not traded on, the Nasdaq Small Cap Market or a subsequent market on which the common stock is then listed, or (ii) after the date of Registration Statement for the underlying shares of common stock is declared effective by the SEC, the prospectus included in the Registration Statement for the underlying shares may not be used by the holder for resale of underlying shares of common stock, is suspended by, or not traded on, the Nasdaq Small Cap Market or a subsequent market on which the common stock is then listed, or (iii) after the date the Registration Statement for the underlying shares of common stock is declared effective by the SEC, the prospectus included in the Registration Statement for the underlying shares may not be used by the holder for the resale of underlying shares of common stock because the Company is not current in its periodic reports under the Securities Exchange Act of 1934, or (iv) the Company is in a "blackout" period.

For purposes of illustration only, if the Market Price is $0.50 at time of conversion, the Conversion Ratio will be $100/$0.44 = 227.2727 to 1, allowing the 11,000 shares of Series A Preferred Stock to be converted into 2,499,999 shares of Common Stock. On the other hand, if the Market Price is $1.00 at time of conversion, the Conversion Ratio will be $100/$0.88 = 113.63, allowing the 11,000 shares of Preferred Stock to be converted into 1,249,930 shares of Common Stock. Similarly, if the Market Price is $0.03 at time of conversion, and the Floor Price is lower than the Soft Floor Price, the Conversion Ratio will be $100/$0.05 = 2,000 to 1, allowing the 11,000 shares of Preferred Stock to be converted into 22,000,000 shares of Common Stock, the maximum number of shares of Common Stock into which the Series A Preferred Stock may be converted.

If an Event of Default occurs, as defined in the Subscription Agreement for the Series A Preferred Stock, the Conversion Price shall be reduced to seventy five percent (75%) of the Market Price.

(iv)  Adjustment for Stock Splits and Combinations. If the Corporation shall at any time, or from time to time after the Original Issuance Date, effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately prior thereto shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Original Issuance Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph (g)(iv) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(v)  Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issuance Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series A Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for such Series A Preferred Stock then in effect by a fraction:

(A)  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B)  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series A Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter, the Conversion Price for the Series A Preferred Stock shall be adjusted pursuant to this paragraph (g)(v) as of the time of actual payment of such dividends or distributions.

(vi)  Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph (g) with respect to the rights of the holders of the Series A Preferred Stock.

(vii)  Adjustment for Reclassification Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (g)), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(viii)  Adjustment for Event of Default. Upon (A) commencement by the Corporation of a voluntary case or proceeding under the bankruptcy laws, (B) the Corporation’s failure to discharge or stay a bankruptcy proceeding within 60 days of such action being taken against the Corporation, (C) the Corporation’s failure to file the Registration Statement with the SEC within 30 days of the Closing Date, other than due to a delay not caused by the Corporation or (D) the de-listing of the Corporation’s Common Stock from the OTC Bulletin Board (as such terms are defined in that certain Subscription Agreement dated February __, 2004 by and among the Corporation and the purchasers named therein), the Conversion Price shall be adjusted to 75% of the Market Price, rounded to the nearest penny.

(ix)  Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (g)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (g) with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph (g) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(x)  Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Corporation shall compute such adjustment or readjustment in accordance herewith and the Corporation's Chief Financial Officer shall prepare and sign a certificate showing such adjustment or readjustment, and shall mail such certificate by first class mail, postage prepaid, to each registered holder of the Series E Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(xi)  Notices of Record Date. In the event of (A) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least 10 days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares, of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(xii)  Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

(xiii)  Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(xiv)  Notices. Any notice required by the provisions of this paragraph (g) to be given to the holders of shares of Series A Preferred Stock shall be deemed given (A) if deposited in the United States mail, postage prepaid, or (B) if given by any other reliable or generally accepted means (including by facsimile or by a nationally recognized overnight courier service), in each case addressed to each holder of record at his address (or facsimile number) appearing on the books of the Corporation.

(xv)  Payment of Taxes. The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.

(xvi)  No Dilution or Impairment. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, without the approval of a majority of the then outstanding Series A Preferred Stock.

(h)  No Reissuance of Preferred Stock. Any shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, retired and eliminated from the shares of Series A Preferred Stock that the Corporation shall be authorized to issue. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any certificate of designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

(i)  Severability. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF, OrderPro Logistics, Inc. has caused this Certificate of Designations of Series A Preferred Stock to be executed by _____________, its Chief Executive Officer, this __ day of February, 2004.

______________________________________

__________________, Chief Executive Officer